Registration Statement No. 333-178202

Filed pursuant to Rule 424(b)(3)

Amendment dated October 3, 2012 to

Pricing Supplement No. 6, dated December 2, 2011 and Pricing Supplement No. 34, dated July 27, 2012 to Prospectus Supplement and Prospectus each dated November 28, 2011 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program

ELEMENTSSM

Linked to the Rogers International Commodity Index®

— Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between September 7, 2012 and October 1, 2012:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$20,000,000	88.987%	$17,797,400	September 10, 2012
$10,000,000	88.987%	$8,898,700	September 10, 2012
$7,500,000	88.987%	$6,674,025	September 10, 2012
$1,000,000	90.114%	$901,140	September 14, 2012
$1,000,000	91.389%	$913,890	September 19, 2012
$2,000,000	92.699%	$1,853,980	September 20, 2012
$1,500,000	89.825%	$1,347,375	September 24, 2012
$1,500,000	88.336%	$1,325,040	September 28, 2012

Linked to the MLCX Grains Index

— Total Return

Due February 14, 2023

The following issuances involved scheduled settlement between September 7, 2012 and October 1, 2012:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$3,000,000	83.885%	$2,516,550	September 12, 2012

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$47,500,000.00	88.901%	$42,228,100.00	$5,759.91(1)

(1)           The registration fee is calculated in accordance with Rule 457(r) under the Securities Act.  As of the filing of these pricing supplements, there are unused registration fees of $75,067.26 that have been paid in respect of the securities covered by pricing supplements No. 6 and No. 34 under the registration statement on Form F-3 (No. 333-178202) of which these pricing supplements are a part. After giving effect to the registration fee for these offerings, $69,307.35 remain available for future offerings for such pricing supplements described above.